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                             FIRST AMENDMENT TO THE

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

        TRUETIME, INC., SCO-TRT ACQUISITION, INC. AND SYMMETRICOM, INC.


      This First Amendment (this "AMENDMENT") to the Agreement and Plan of Merger is made and entered into as of June 26, 2002, by and among Symmetricom, Inc, a Delaware corporation ("PARENT"), TrueTime, Inc., a Delaware corporation (the "COMPANY"), and SCO-TRT Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement (as defined below).

                                    RECITALS

      A. Parent, Merger Subsidiary and the Company executed an Agreement and Plan of Merger dated March 27, 2002 (the "MERGER AGREEMENT") providing for the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions of the Merger Agreement.

      B. Pursuant to Section 10.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as provided herein:

      NOW, THEREFORE, in consideration of the promises, mutual representations, warranties, covenants, agreements and conditions set forth in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

      1. In subparagraph (b) under the definition of "Material Adverse Effect" in Section 1.1 of the Merger Agreement which identifies an event that is not taken into account in determining whether there has been a "Material Adverse Effect", the phrase "the loss of an amount not in excess of 25% of the number of the key employees" is hereby amended to state "the loss of an amount not in excess of 37.5% of the number of the key employees".

      2. In subparagraph (d) under the definition of "Material Adverse Effect" in Section 1.1 of the Merger Agreement, the phrase "except the loss of more than 25% of the employees" is hereby amended to state "except the loss of more than 37.5% of the employees".

      3. In Section 1.1 of the Merger Agreement, the dollar amount of "$900,000" under the definition of "Transaction Allowance" is hereby amended to state "$1,000,000".

      4. In Section 1.1 of the Merger Agreement, the definition of "Third Party Expenses" is hereby amended to add the following clause at the end of that definition immediately after the word "hereby": ", but excluding legal, accounting and financial advisory fees, if any, reasonably incurred in connection with the Hart Scott Rodino filings in, and antitrust regulatory review in connection with, Parent's proposed acquisition of Datum, Inc."


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      5. In Section 5.2(c) of the Merger Agreement relating to the capitalization of Parent, the phrase "40,500 shares of Parent Common Stock were reserved for issuance pursuant to an outstanding warrant" is hereby amended to state "300,000 shares of Parent Common Stock were reserved for issuance pursuant to an outstanding warrant".

      6. In Section 8.2(h) of the Merger Agreement relating to the percentage of certain key employees of the Company which must not have left the employ of the Company, the phrase "no more than twenty-five percent (25%)" is hereby amended to state "no more than thirty-seven and one-half percent (37.5%)".

      7. Other than the modifications set forth above, this Amendment does not modify, change or delete any other, term, provision, representation, warranty or covenant (the "PROVISIONS") relating to or contained in the Merger Agreement, and all such Provisions shall remain in full force and effect.

      8. This Amendment shall be construed in accordance with and shall be governed by the laws of the State of Delaware, without regard to its laws as to conflict of laws.

      9. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      10. Pursuant to section 5.3 of the Merger Agreement the parties signing below have full corporate power and authority to execute and deliver this Amendment.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their duly authorized representatives, all as of the date first written above.

TRUETIME, INC.                              SYMMETRICOM, INC.



By    /s/ ELIZABETH A. WITHERS              By       /s/ WILLIAM SLATER

Name    Elizabeth A. Withers                Name       William Slater

Title     President and CEO                 Title            CFO


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SCO-TRT ACQUISITION, INC.



By       /s/ WILLIAM SLATER

Name       William Slater

Title    Secretary/Treasurer


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